                                                       Exhibit 99.1

News
For Immediate Release
4 Landmark Square Suite 400 Stamford, CT 06901 Telephone: (203) 975-7110 Fax: (203) 975-7902

Contact: Robert B. Lewis (203) 406-3160

SILGAN ANNOUNCES THIRD QUARTER EARNINGS
AND CONFIRMS FULL YEAR 2010 ESTIMATE

STAMFORD, CT, October 20, 2010 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of consumer goods packaging products, today reported third quarter 2010 net income of $65.2 million, or $0.84 per diluted share, as compared to third quarter 2009 net income of $73.8 million, or $0.96  per diluted share.  Results for 2010 included $4.5 million, or $0.04 per diluted share net of tax, for the loss on early extinguishment of debt related to the refinancing of the senior secured credit facility in July 2010 and $1.0 million, or $0.01 per diluted share net of tax, for rationalization charges.  A reconciliation of net income per diluted share to “adjusted net income per diluted share,” a Non-GAAP financial measure used by the Company, which adjusts net income per diluted share for certain items, can be found in Tables A and B at the back of this press release.

"We are pleased with our third quarter performance, as we delivered adjusted net income per diluted share of $0.89 in the third quarter of 2010 compared to an exceptionally strong third quarter of 2009,” said Tony Allott, President and CEO.  “As expected, our metal food container business experienced slightly lower unit volumes and an unfavorable product mix as a result of the later and less robust vegetable and fruit pack in 2010 as compared to the pack in 2009.  Our

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SILGAN HOLDINGS
October 20, 2010

closures business benefited from an increase in unit volumes as we continued to experience recovery in the domestic single-serve beverage market, but compared unfavorably to the prior year results due to the benefit in the third quarter of 2009 from the delayed pass through of raw material cost declines in Europe.  Our plastic container business improved as it benefited from the lagged pass through of resin cost decreases and higher unit volumes,” continued Mr. Allott.  “Based on our year to date performance and the results of the vegetable and fruit pack, we are confirming our full year 2010 earnings estimate of adjusted net income per diluted share in the range of $2.10 to $2.20,” concluded Mr. Allott.

Net sales for the third quarter of 2010 were $1,002.1 million, a decrease of $14.4 million, or 1.4 percent, as compared to $1,016.5 million in 2009.  This decrease was primarily the result of a decrease in net sales in the metal food container and closures businesses, partially offset by an increase in net sales in the plastic container business.

Income from operations for the third quarter of 2010 decreased $7.3 million to $121.0 million as compared to record income from operations of $128.3 million for the third quarter of 2009, and operating margin decreased to 12.1 percent from 12.6 percent over the same periods.  The decrease in income from operations was attributable to lower income from operations in the metal food container and closures businesses, partially offset by higher income from operations in the plastic container business.

Interest and other debt expense before loss on early extinguishment of debt for the third quarter of 2010 was $16.0 million, an increase of $2.3 million as compared to 2009.  This increase was primarily due to higher interest rates and higher outstanding debt balances largely as a result of the refinancing of the senior secured credit facility in July 2010.

Metal Food Containers

Net sales of the metal food container business were $688.9 million for the third quarter of 2010, a decrease of $27.6 million, or 3.9 percent, as compared to $716.5 million in 2009.  This decrease was primarily due to lower average selling prices as a result of the pass through of lower  raw material and other manufacturing costs, an unfavorable mix of products sold and lower unit

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SILGAN HOLDINGS
October 20, 2010

volumes principally attributable to the shift of a portion of the seasonal vegetable and fruit pack to the fourth quarter.

Income from operations of the metal food container business decreased $8.9 million in the third quarter of 2010 to $95.3 million as compared to $104.2 million in 2009, and operating margin decreased to 13.8 percent from 14.5 percent over the same periods.  These decreases were primarily the result of an unfavorable mix of products sold, lower unit volumes and the year-over-year detriment resulting from the timing of certain contractual pass throughs of changes in manufacturing costs, partially offset by ongoing cost control and continued improvement in manufacturing efficiencies.

Closures

Net sales of the closures business were $162.8 million in the third quarter of 2010, a decrease of $3.5 million, or 2.1 percent, as compared to $166.3 million in 2009.  This decrease was primarily the result of the impact of unfavorable foreign currency translation, lower average selling prices due to the pass through of lower net raw material costs and an unfavorable mix of products sold, partially offset by an increase in unit volumes primarily in the domestic single-serve beverage market.

Income from operations of the closures business for the third quarter of 2010 decreased $2.3 million to $22.0 million as compared to $24.3 million in 2009, and operating margin decreased to 13.5 percent from 14.6 percent over the same periods.  These decreases were primarily attributable to the unfavorable comparison to the prior year benefit from the delayed pass through of raw material cost declines in Europe and a negative mix of products sold, partially offset by an increase in unit volumes.

Plastic Containers

Net sales of the plastic container business were $150.4 million in the third quarter of 2010, an increase of $16.7 million, or 12.5 percent, as compared to $133.7 million in 2009.  This increase was principally due to higher average selling prices as a result of the pass through of higher resin costs, an increase in unit volumes and the impact of favorable foreign currency translation.
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SILGAN HOLDINGS
October 20, 2010

Income from operations of the plastic container business for the third quarter of 2010 was $8.2 million, an increase of $5.1 million as compared to $3.1 million in 2009, and operating margin increased to 5.5 percent from 2.3 percent over the same periods.  These increases were primarily attributable to the impact from the lagged pass through of declines in resin costs to customers and higher unit volumes, partially offset by higher rationalization charges.

Nine Months

Net income for the first nine months of 2010 was $128.3 million, or $1.66 per diluted share, as compared to net income for the first nine months of 2009 of $135.5 million, or $1.76 per diluted share.  Results for the first nine months of 2010 included $0.04 per diluted share net of tax for the loss on early extinguishment of debt related to the recent refinancing of the senior secured credit facility, $0.03 per diluted share net of tax for rationalization charges and $0.04 per diluted share net of tax for the impact from the remeasurement of the net assets in Venezuela.  Results for the first nine months of 2009 included a loss on early extinguishment of debt of $0.01 per diluted share net of tax and rationalization charges of $0.01 per diluted share net of tax.  Adjusted net income per diluted share was $1.77 for the first nine months of 2010 versus $1.78 in the prior year period.

Net sales for the first nine months of 2010 decreased $1.6 million to $2.36 billion.  This slight decrease was primarily due to lower average selling prices in the metal food container business as a result of the pass through of lower raw material costs and an unfavorable mix of products sold in the metal food container and closures businesses, partially offset by higher unit volumes in the plastic container and closures businesses and higher average selling prices in the plastic container business largely attributable to the pass through of resin cost increases.

Income from operations for the first nine months of 2010 was $244.7 million, a decrease of $2.8 million, or 1.1 percent, from the same period in 2009.  This decrease was primarily a result of the impact from the lagged pass through of significant increases in resin costs in the plastic container and closures businesses, an unfavorable mix of products sold in the metal food container and closures businesses, the unfavorable comparison to the prior year benefit from the delayed pass through of raw material cost declines in Europe, higher rationalization charges, the recognition of
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SILGAN HOLDINGS
October 20, 2010

a charge of $3.2 million in selling, general and administrative expenses for the remeasurement of net assets in the Venezuelan operations and an increase in expenses for certain corporate development activities.  These decreases were partially offset by improved manufacturing efficiencies and ongoing cost controls, the year-over-year benefit resulting from the timing of certain contractual pass throughs of changes in manufacturing costs in the metal food container business and higher unit volumes in the plastic container and closures businesses.  Rationalization charges of $3.7 million in the first nine months of 2010 were primarily related to the announced shut down of the Port Clinton, Ohio plastic container manufacturing facility.  Rationalization charges of $1.5 million in the first nine months of 2009 were primarily related to a reduction in workforce at the closures operating facility in Germany.

Interest and other debt expense before loss on early extinguishment of debt for the first nine months of 2010 was $40.5 million, an increase of $4.1 million as compared to the first nine months of 2009.  This increase was primarily due to higher average interest rates and higher average outstanding borrowings, largely attributable to the issuance of the 7.25% senior notes in May 2009 and the refinancing of the senior secured credit facility in July 2010.

Dividend

On September 15, 2010, the Company paid a quarterly cash dividend in the amount of $0.105 per share to holders of record of common stock of the Company on September 1, 2010.  This dividend payment aggregated $8.2 million.

Outlook for 2010

The Company confirmed its estimate of adjusted net income per diluted share for the full year of 2010 in the range of $2.10 to $2.20.  This estimate includes the interest expense benefit from the redemption of the 6-3/4% Senior Subordinated Notes and the estimated impact from the proposed repurchase of $247 million of common stock, offset by the impact of incremental borrowings and higher interest rates under the recently completed $1.4 billion senior secured credit facility and incremental selling, general and administrative expenses associated with ongoing corporate development activities. This estimate excludes the estimated impact of the loss on extinguishment of debt from the redemption of 6-3/4% Senior Subordinated Notes of
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SILGAN HOLDINGS
October 20, 2010

$0.03 per diluted share net of tax, the impact of the loss on early extinguishment of debt resulting from the refinancing of the senior secured credit facility, rationalization charges and the impact from the remeasurement of net assets in Venezuela.

The Company estimates adjusted net income per diluted share for the fourth quarter of 2010 will be in the range of $0.33 to $0.43.  This estimate excludes the estimated impact of the loss on early extinguishment of debt and rationalization charges.  This estimate compares to adjusted net income per diluted share of $0.31 in the fourth quarter of 2009.

Conference Call

Silgan Holdings Inc. will hold a conference call to discuss the Company’s results for the third quarter of 2010 at 11:00 a.m. eastern time on October 20, 2010.  The toll free number for domestic callers is (888) 452-4007, and the number for international callers is (719) 457-2605.   For those unable to listen to the live call, a taped rebroadcast will be available through November 4, 2010.  To access the rebroadcast, the toll free number for domestic callers is (888) 203-1112, and the number for international callers is (719) 457-0820.  The pass code is 2145477.

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Silgan Holdings is a leading manufacturer of consumer goods packaging products with annual net sales of approximately $3.1 billion in 2009.  Silgan operates 66 manufacturing facilities in North and South America, Europe and Asia.  In North America, Silgan is the largest supplier of metal containers for food products and a leading supplier of plastic containers for personal care products.  In addition, Silgan is a leading worldwide supplier of metal, composite and plastic vacuum closures for food and beverage products.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934.  Such forward looking statements are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2009 and other
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SILGAN HOLDINGS
October 20, 2010

filings with the Securities and Exchange Commission.  Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.
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SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
For the quarter and nine months ended September 30,
(Dollars in millions, except per share amounts)

	Third Quarter		Nine Months
	2010	2009	2010	2009

Net sales	$1,002.1	$1,016.5	$2,359.9	$2,361.5

Cost of goods sold	839.7	849.5	1,985.6	1,992.6

Gross profit	162.4	167.0	374.3	368.9

Selling, general and administrative expenses	40.4	38.6	125.9	119.9

Rationalization charges	1.0	0.1	3.7	1.5

Income from operations	121.0	128.3	244.7	247.5

Interest and other debt expense before loss
on early extinguishment of debt	16.0	13.7	40.5	36.4

Loss on early extinguishment of debt	4.5	-	4.5	0.7

Interest and other debt expense	20.5	13.7	45.0	37.1

Income before income taxes	100.5	114.6	199.7	210.4

Provision for income taxes	35.3	40.8	71.4	74.9

Net income	$65.2	$73.8	$128.3	$135.5

Earnings per share: (1)
Basic net income per share	$0.85	$0.97	$1.67	$1.78
Diluted net income per share	$0.84	$0.96	$1.66	$1.76

Cash dividends per common share (1)	$0.11	$0.10	$0.32	$0.29

Weighted average shares (000’s): (1)
Basic	76,767	76,404	76,699	76,291
Diluted	77,375	77,009	77,304	76,912

(1)	Per share and share amounts have been adjusted for the two-for-one stock split that occurred on May 3, 2010.

SILGAN HOLDINGS INC.
CONSOLIDATED SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
For the quarter and nine months ended September 30,
(Dollars in millions)

	Third Quarter		Nine Months
	2010	2009	2010	2009
Net sales:
Metal food containers	$688.9	$716.5	$1,442.0	$1,493.5
Closures	162.8	166.3	472.6	463.3
Plastic containers	150.4	133.7	445.3	404.7
Consolidated	$1,002.1	$1,016.5	$2,359.9	$2,361.5

Income from operations:
Metal food containers (a)	$95.3	$104.2	$185.7	$172.6
Closures (b)	22.0	24.3	57.1	60.8
Plastic containers (c)	8.2	3.1	15.1	24.0
Corporate	(4.5)	(3.3)	(13.2)	(9.9)
Consolidated	$121.0	$128.3	$244.7	$247.5

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in millions)

	Sept. 30,	Sept. 30,	Dec. 31,
	2010	2009	2009
Assets:
Cash and cash equivalents	$393.1	$66.7	$305.8
Trade accounts receivable, net	473.7	517.1	196.6
Inventories	427.6	374.7	387.2
Other current assets	15.3	24.0	24.7
Property, plant and equipment, net	847.6	889.6	882.3
Other assets, net	416.8	418.9	417.8
Total assets	$2,574.1	$2,291.0	$2,214.4

Liabilities and stockholders’ equity:
Current liabilities, excluding debt	$398.0	$380.6	$398.3
Current and long-term debt	1,105.5	924.9	799.4
Other liabilities	275.3	328.4	330.9
Stockholders’ equity	795.3	657.1	685.8
Total liabilities and stockholders’ equity	$2,574.1	$2,291.0	$2,214.4

(a)	Includes rationalization charges of $0.4 million and $0.7 million for the three and nine months ended September 30, 2010, respectively.
(b)
Includes a charge for the Venezuela remeasurement of net assets of $3.2 million for the nine months ended September 30, 2010 and rationalization charges of $1.3 million for the nine months ended September 30, 2009.

(c)
Includes rationalization charges of $0.6 million and $0.1 million for the three months ended September 30, 2010 and 2009, respectively, and $3.0 million and $0.2 million for the nine months ended September 30, 2010 and 2009, respectively.

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
For the nine months ended September 30,
(Dollars in millions)

	2010	2009

Cash flows provided by (used in) operating activities:
Net income	$128.3	$135.5
Adjustments to reconcile net income to net cash
(used in) provided by operating activities:
Depreciation and amortization	108.9	109.6
Rationalization charges	3.7	1.5
Loss on early extinguishment of debt	4.5	0.7
Other changes that provided (used) cash:
Trade accounts receivable, net	(280.1)	(247.2)
Inventories	(43.3)	5.6
Trade accounts payable and other changes, net	142.6	36.4
Contributions to pension benefit plans	(92.3)	(23.4)
Net cash (used in) provided by operating activities	(27.7)	18.7

Cash flows provided by (used in) investing activities:
Capital expenditures	(76.0)	(72.1)
Proceeds from asset sales	0.7	2.9
Net cash used in investing activities	(75.3)	(69.2)

Cash flows provided by (used in) financing activities:
Dividends paid on common stock	(24.5)	(22.0)
Changes in outstanding checks – principally vendors	(89.8)	(51.8)
Net borrowings and other financing activities	304.6	28.0
Net cash provided by (used in) financing activities	190.3	(45.8)

Cash and cash equivalents:
Net increase (decrease)	87.3	(96.3)
Balance at beginning of year	305.8	163.0
Balance at end of period	$393.1	$66.7

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1) (2)
 (UNAUDITED)
For the quarter and nine months ended September 30,

Table A

	Third Quarter		Nine Months
	2010	2009	2010	2009

Net income per diluted share as reported	$0.84	$0.96	$1.66	$1.76

Adjustments:
Rationalization charges, net of tax	0.01	-	0.03	0.01
Loss on early extinguishment of debt, net of tax	0.04	-	0.04	0.01
Venezuela remeasurement, net of tax	-	-	0.04	-
Adjusted net income per diluted share	$0.89	$0.96	$1.77	$1.78

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1) (2)
(UNAUDITED)
For the quarter and year ended,

Table B

	Fourth Quarter			Year Ended
	December 31,			December 31,
	Estimated		Actual	Estimated		Actual
	Low 2010	High 2010	2009	Low 2010	High 2010	2009
Net income per diluted share as estimated for 2010 and as reported for 2009	$0.29	$0.39	$0.31	$1.95	$2.05	$2.07

Adjustments:
Rationalization charges, net of tax	0.01	0.01	-	0.04	0.04	0.01
Loss on early extinguishment of debt, net of tax	0.03	0.03	-	0.07	0.07	0.01
Venezuela remeasurement, net of tax	-	-	-	0.04	0.04	-
Adjusted net income per diluted share as estimated for 2010 and presented for 2009	$0.33	$0.43	$0.31	$2.10	$2.20	$2.09

(1)
The Company has presented adjusted net income per diluted share for the periods covered by this press release, which measure is a Non-GAAP financial measure.  The Company’s management believes it is useful to exclude rationalization charges, the loss on early extinguishment of debt and the impact from the remeasurement of the net assets of the Venezuela operations from its net income per diluted share as calculated under U.S. generally accepted accounting principles because such Non-GAAP financial measure allows for a more appropriate evaluation of its operating results.  While rationalization costs are incurred on a regular basis, management views these costs more as an investment to generate savings rather than period costs.  Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of income and the other information presented herein.  Additionally, such Non-GAAP financial measure should not be considered a substitute for net income per diluted share as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.

(2)	Per share amounts have been adjusted for the two-for-one stock split that occurred on May 3, 2010.